EXHIBIT 4.17
MULTIPLEX
Multiplex Property Services Pty Ltd
ABN: 12 086 199 242
James Hardie NZ Industrial Portfolio
Level 1, 1 Kent Street
SYDNEY NSW 2000
Telephone: 02 9241 4455 Fax: 02 9241 5522
5 January 2006
Ref: 060105 James Hardie L.doc
Josie Hui
James Hardie Australia Pty Limited
Level 3, 22 Pitt Street
Sydney NSW 2000
Dear Josie
Multiplex and James Hardie New Zealand Limited (‘James Hardie’)
Premises: Cnr O’Rorke and Station Street, Penrose and 44 O’Rorke Street, Penrose, New Zealand
Following our recent discussion, we confirm that the ownership of above properties changed effective 30 June 2005.
The new ownership details are as follows:
Mark Weipers
Location Group Limited
Ph. 09 3009-9543
Fax. 09 309-7483
Email reception@location.co.nz
Yours sincerely
/s/ Tamara Doohan
Tamara Doohan
Property Manager
Multiplex Property Services Pty Ltd